Exhibit 2

                              22 September 1993


Extra Clearing B.V.
Rokin Plaza
Papenbroekssteeg 2
1012 NW Amsterdam


TO:  Octagon Investments Limited


                       FACILITY AGREEMENT

Dear Sirs,

We refer to the Facility Agreement made between us of today's date, the Security Agreement which has been delivered by you in performance of your obligations under paragraph 3(d) of the Facility Agreement, and the Clearing Terms. Words and expressions defined in or for the purposes of the Facility Agreement shall bear the same meaning herein.

Pursuant to paragraph 14.1 of the Facility Agreement we are entitled to exercise certain rights to realise security following the breach by you of the Trading Notice or of any material provision of the Approved Procedures and of the Clearing Terms. We are entitled to exercise similar rights to realise security following the occurrence of force majeure as described in paragraph 5 of the Clearing Terms. These rights are the relevant rights.

Without prejudice to our rights under the Facility Agreement or the Security Agreement whatsoever we confirm that we do not intend to exercise any of the relevant rights other than in circumstances where we believe to do so is necessary or desirable in our interests.



________________________________
Extra Clearing B.V.


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                       Extra Clearing B.V.
                           Rokin Plaza
                       Papenbroekssteeg 2
                        1012 NW Amsterdam


To:  Octagon Investments Limited


                                                23 September 1993

Dear Sirs:

                       FACILITY AGREEMENT

We, Extra Clearing B.V. (the Lender), are pleased to confirm that in response to your request we will make available to you a multi currency loan facility (the Facility) of up to the Maximum Amount (as defined below), on the terms and conditions contained in this letter.

Definitions

1.1 In this Letter each of the following expressions has except where the context otherwise requires, the meaning shown opposite it:

Account account number 888 (designated Octagon Investments Limited) opened by the Lender in its books of account for the account of the Borrower in connection with Permitted Trading and/or utilisation of the Facility, together with any additional, substituted or replacement account therefor from time to time;

Advance the principal amount of each amount made available to the Borrower hereunder by way of loan or (as the context requires) the principal amount thereof outstanding;

Alternative Currency any currency (other than sterling) which is freely transferable and immediately convertible into sterling and available in the London foreign exchange market;

Approved Guidelines the guidelines (including details of approved securities) set out in Appendix 3 as amended from time to time by agreement between the Lender and the Borrower;

Approved Procedures procedures designated by the Lender and notified to the Borrower from time to time, in relation to Permitted Trading;

Overdraft Outstandings at any time the aggregate of the Sterling
Amounts of all Overdraft Facility Advances for the time being

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outstanding together with any other amounts (including interest, costs and other expenses) debited to the Account from time to time;

security agreement an agreement granting in favour of the Lender, a mortgage, charge, lien, pledge or similar security interest over any assets of the Borrower;

Sterling Amount

(a) in relation to any Advance in sterling its principal amount;

(b) in relation to any Advance in an Alternative Currency, the amount in sterling which would have constituted such amount if it had remained at all times denominated in sterling and had been reduced from time to time in accordance with this Letter;

Term Facility the term advance facility, the terms and conditions of which are set out in this Letter;

Term Facility Advance an Advance drawn or to be drawn under the Term Facility;

Term Facility Outstandings at any time the aggregate amount of the Sterling Amounts of all Term Facility Advances for the time being outstanding;

Total Outstandings the aggregate from time to time of Overdraft
Outstandings and Term Facility Outstandings;

Trading Notice a notice from the Lender to the Borrower delivered on the date hereof substantially in the terms of Appendix 2, as amended by the Borrower from time to time in accordance with paragraph 4.3.

1.2 References herein to "you" (or similar expression) or to the Borrower, are references to Octagon Investments Limited.
References herein to "us" or "we" (or similar expression) or to the Lender, are references to Extra Clearing B.V.

Amount

2.1 In accordance with the provisions of this Letter, the Lender shall make Advances to the Borrower. The maximum aggregate principal amount of the Term Facility and the Overdraft
Facility is the Maximum Amount.

2.2 Total Outstandings shall not, at any time, exceed the Maximum Amount.

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Availability

3. The Facility will become available two Business Days after the date on which we receive, in form and substance satisfactory to us:

(a) the enclosed copy of this Letter duly accepted by the Borrower not later than 29th September 1993;

(b) a certificate signed by one of the Borrower's directors substantially in the form set out in the Appendix 1 and the documents referred to therein;

(c) an opinion of an independent firm of local lawyers acceptable to us substantially in the form separately provided to you;

(d) security agreements, duly executed by the Borrower, as designated by the Lender prior to the date hereof.

Permitted Trading

4.1 The Facility may only be utilised to satisfy obligations which arise as a result of the acquisition of approved securities (but not in respect of any margin or similar obligation), which acquisition is made in accordance with the Trading Notice and the Approved Procedures (each such obligation a Permitted Trading Obligation), or to repay all or any part of the Total Outstandings. All Permitted Trading Obligations are for the account of the Borrower.

4.2   Permitted Trading shall be carried on by the Borrower:

(a) in the name of the Lender as agent for the Borrower and for its account only;

(b)   in accordance with the Approved Procedures; and

(c)   in accordance with the Clearing Terms.

4.3 You will comply with the Trading Notice at all times. We may amend the terms of the Trading Notice in our discretion from time to time. We shall only make amendment following, if practicable, consultation with you. Any amendment shall be notified to you in writing and shall not take effect, unless the amendment is designated by us as urgently required in which case it will take immediate effect, earlier than 5 Business Days following the date of notification as aforesaid.

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4.4   Subject to the provisions of this Letter and of the Trading
Notice, the Lender will satisfy Permitted Trading Obligations by making payment on behalf of the Borrower of amounts required to satisfy such obligations in accordance with any direction given by the Borrower under paragraph 5.2. On each occasion the Lender satisfies a Permitted Trading Obligation otherwise than by disbursement of a Term Advance, the Borrower shall be deemed to have requested, and the Lender shall be deemed to have made, an Overdraft Facility Advance in the amount and in the currency required and the Accounts shall be debited accordingly.

Term Advances

5.1 Subject to the other provisions of this Letter and performance by the Borrower of its terms, the Borrower may request a Term Facility Advance in accordance with paragraph 5.2.
Each Term Facility Advance shall be:

(a) for such period selected by the Borrower being one week, one month, three months, six months, nine months, twelve months or eighteen months or such other period we shall agree with you prior to making the Term Facility Advance; and

(b) of an amount no less than the Equivalent Amount (if the Term Facility Advance is not to be denominated in DGL), of DGL1,000,000.

5.2 No later than close of business on any Business Day prior to the Business Day on which the Borrower wishes a Term Facility
Advance to be made, the Borrower shall specify:

(a) whether the Advance is to be credited to the Account in the reduction of the Overdraft Outstandings;

(b) if the Advance is not to be credited as aforesaid, the Permitted Trading Obligation in respect of which it is to be utilised;

(c)   the proposed drawing date, which shall be a Business Day;
      and

(d)   the amount, currency and term of the Advance.

5.3 Each Term Facility Advance shall be credited to the Account.

5.4 Subject to the provisions of this Letter, the Lender shall make each Term Facility Advance as requested by the Borrower.
Any Term Facility Advance which is repaid during the currency of the Facility, subject to the other provisions of this Letter, may be redrawn by the Borrower.

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Alternative Currencies

6. Each Advance shall be made and maintained in the currency required to satisfy the Permitted Trading Obligation, or to repay the part or parts of the Total Outstandings, in respect of which it was made.

Interest

7.1 Interest shall accrue on the Overdraft Outstandings on a daily basis, by reference to the balance thereof at close of business on each day and a 365 day year, and shall be debited to the Account on each Interest Payment Date in respect of the Overdraft Facility.

7.2 The following provisions shall apply in relation to Interest Periods and Term Facility Advances:

(a) each Interest Period for each Term Facility Advance shall be equal to the term of the Advance as determined in accordance with paragraph 5;

(b) an Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding
      Business Day;

(c) where two or more Term Facility Advances in the same currency have the same Interest Period they shall be consolidated into one Advance on and as from the first day of the Interest Period.

7.3   The rate of interest payable on each Term Facility Advance
(or any part thereof) for each Interest Period relating to it will be the rate per annum calculated by us to be the aggregate of 0.75 per cent per annum and the Rate.

7.4   The rate of interest payable on the Overdraft Outstandings
(or any part thereof) per annum will be the rate per annum calculated by us to be the aggregate of 1.50 per cent per annum and the Rate.

7.5 The Rate means the rate per annum at which deposits of the relevant currency in amounts comparable to the Advance (or the relevant part thereof) are offered to ING Bank N.V. by prime banks for the same period as the Interest Period in the London Inter-bank Market at or about 11.00 a.m. (London time) on the second Business Day before the beginning of the Interest Period or, in the case of sterling, on the first day of that Interest Period.

7.6 Our certificate as to any rate of interest shall, in the absence of manifest error, be conclusive.
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Fees and Expenses

8. You will pay to us a commitment fee in sterling, calculated on the basis of actual days elapsed from the date hereof and a 365 day year, at the rate of 0.15 per cent per annum upon the Maximum Amount determined on the date two Business Days prior to the Business Day on which it is payable. The said fee shall be payable at monthly intervals after the date of this Letter by debit to the Account on the first Business Day of each calendar month.

Repayment

9.1   Subject to the provisions of this Letter:

(a) each Term Facility Advance shall be repaid on the last day of the term of such Advance; and

(b)   the Total Outstandings shall be repaid on the date falling
      60 days following receipt by the Borrower of notice from the Lender demanding repayment of the same.

9.2 If repayment of the Total Outstandings is demanded pursuant to paragraph 9.1:

(a)   the Facility shall be cancelled;

(b) Permitted Trading shall cease immediately following such demand other than as required to close or liquidate existing positions; and

(c) all other amounts and liabilities due to us hereunder shall be payable on the same date as the Total Outstandings.

9.3 Each repayment of an Advance shall be in the currency or currencies in which such Advance is denominated immediately before repayment falls to be made.

Payments

10.1 All payments, whether of principal, interest or otherwise, due to be made by you under this Letter will be:

(a) (subject to the other provisions of this Letter and in particular, the application of paragraph 2.2), made by debit to the Account in which case the Borrower shall be deemed to have requested, and the Lender shall be deemed to have made, an Overdraft Facility Advance in the amount and in the currency required; or

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(b)   (if made pursuant to any of paragraph 9(b) or paragraph 16 or following the occurrence of an Event of Default or if payment in accordance with paragraph 10.1(a) would otherwise be contrary to any provision of this Letter), made in the currency required hereunder by the due date for payment thereof in same day funds not later than 11:00 a.m. (London time) on the relevant day to such account and place as we may from time to time modify to you for the purpose by (other than in the case of payment following the occurrence of an Event of Default in which case no prior notice will be given) not less than 15 days prior notice in writing, without any deduction or withholding whatsoever.

10.2 If by law you are unable to make a payment without a deduction or withholding, you will forthwith pay such additional amount so that the net amount received by us will equal the full amount which would have been received had no such deduction or withholding been made. In respect thereof:

(a) all taxes required by law to be deducted or withheld by the Borrower from any amounts payable or paid hereunder shall be paid by the Borrower when due and the Borrower shall, within 10 Business Days of the payment being made, deliver to us evidence reasonably satisfactory to us that the payment has been duly remitted to the appropriate authority; and

(b) if the Borrower pays an additional amount pursuant to this paragraph 10.2 (a tax payment) and the Lender in its sole opinion determines that it has effectively obtained a credit against tax which would otherwise be payable by it on its net income by reason of that tax payment (a tax credit), and the Lender is able to identify that such tax credit is attributable to a tax payment, the Lender shall reimburse to the Borrower such amount as the Lender shall determine to be the proportion of such tax credit as will leave the Lender, after that reimbursement, in no better or worse position than it would have been in if such tax payment had not been made. The Lender shall have an absolute discretion to arrange its tax affairs in whatever manner it thinks fit and as to the timing of any claim for tax credit and the extent, order and manner in which it does so. The Lender shall not be obliged to disclose any information regarding its tax affairs or its computations to the Borrower.

10.3 All payments made by you under this Letter shall be made without set-off or counterclaim.

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10.4  If any payment would otherwise be due on a day which is not a Business Day, it shall be due on the next succeeding Business
Day or, if that Business Day falls in the following month of the year, on the preceding Business Day.

10.5 If the Borrower fails to pay any amount in accordance with this Letter it shall pay interest in the currency in which such amount is denominated on that amount from the time of default up to the time of actual payment (as well after as before judgment) at the rate per annum which is the sum of (i) 4.00 per cent and
(ii) the rate (as determined by the Lender), for a deposit in such currency of an amount comparable to the defaulted amount, offered to ING Bank N.V. in the London Inter-bank market, for such period as the Lender may from time to time select, at or about 11.00 a.m. (London time) on the Business Day succeeding that on which Lender becomes aware of the default for value on that day.

10.6 If, under any applicable law, whether as a result of a judgment against the Borrower or the liquidation of the Borrower or for any other reason, any payment under or in connection with this Letter is made or is recovered in a currency (the other currency) other than that in which it is required to be paid hereunder (the original currency) then, to the extent that the payment to the Lender (when converted at the rate of exchange on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount unpaid under this Letter, the Borrower shall as a separate and independent obligation, fully indemnify the Lender against the amount of the shortfall; and for the purposes of this sub-clause "rate of exchange" means the rate at which the Lender concerned is able on the relevant date to purchase the original currency in London with the other currency.

Changes In Circumstances

11.1 Where the introduction, imposition or variation of any law or any change in the interpretation or application of any law makes it unlawful without breaching such law for either the Lender or the Borrower to perform any of their respective obligations hereunder or under the security agreement or any other agreement or arrangement entered into in connection herewith or for the Lender to allow all or part of an Advance to remain outstanding or to carry out all or any of its other obligations under this Letter relating to that Advance or either to charge or to receive interest at the rate applicable under this Letter in respect of that Advance the Borrower shall, within five Business Days of being so notified or on such later date as such law shall render the same unlawful (and only to the extent necessary to cure such illegality) prepay to the Lender that Advance.
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11.2  If:

(a) there shall occur any change in national or international financial, political or economic considerations, currency availability, currency exchange rates or exchange controls, which in the opinion of the Lender renders the denomination of any Advance in any Alternative Currency impracticable or undesirable or;

(b) in relation to any Advance the Lender determines that, by reason of circumstances affecting the London Inter-bank market generally, reasonable and adequate means do not or will not exist for ascertaining under clause 7.5 the Rate applicable to that Advance the Lender shall forthwith notify the Borrower and:

      (i) no further Advances or, in the case of (a) above, Advances in that Alternative Currency, shall be made while such circumstances continue to exist;

     (ii) unless within thirty days of the giving of the notice, the Borrower and the Lender arrive, by negotiation in good faith, at an alternative basis acceptable to the Borrower and the Lender for continuing in the case of
           (a) above Advances in that Alternative Currency or, in the case of (b) above, that Advance, the Borrower shall prepay the relevant Advance or Advances; and

    (iii) while any agreed alternative basis is in force, the Lender shall periodically (but at least monthly) determine whether circumstances are such that the basis is no longer necessary; and if the Lender so determines, it shall forthwith notify the Borrower and that basis shall cease to be effective on a date specified by the Lender.

Representations and Warranties

12. By accepting the Facility, you represent to us that, and save in the case of paragraph 12(g) below, upon each occasion an Advance is made hereunder, you warrant to us that:

(a) the documents which contain or establish your constitution contain provisions which authorise, and all necessary corporate or other action has been taken to authorise, you to accept this Letter and perform the transactions contemplated in it;

(b) no limit on the borrowing powers of you or your directors will be exceeded as a result of such borrowing;

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(c)   this Letter when accepted by you will save as to any
      reservation or qualification in respect thereof specified in the legal opinion delivered to the Lender hereunder, constitute valid, binding and enforceable obligations on your part;

(d) your acceptance of this Letter and the performance of the terms hereof by you do not and will not constitute a material breach of any law, decree or enactment binding on you or of any instrument or contract binding on you or any of your assets and will not result in the creation or imposition of any charge or encumbrance over any such assets;

(e) you are not in default under any instrument or contract binding on you or any of your assets which is reasonably likely to have a material adverse effect on your business, assets or condition or your ability to perform your obligations hereunder;

(f) there are no proceedings or claims pending or threatened before any court or tribunal, arbitration or other authority which in any case might have a material adverse effect on your business, assets or financial condition or your ability to perform your payment and other material obligations hereunder;

(g) you have disclosed to us prior to the date hereof all information relating to you which you know or should reasonably know and which is material to be known by a lender to you in connection with facilities of the kind contemplated by this Letter.

Undertakings

13. You undertake that, until all liabilities under this Letter have been discharged:

(a) you will use the Advances only for the purposes specified in clause 4;

(b) you will comply at all times with the Trading Notice, the Approved Procedures and the Clearing Terms;

(c) your liabilities under this Letter will rank at least equally and rateably (pari passu) in point of priority and security with all your other liabilities (both actual and contingent) except:

      (i) liabilities which are subject to liens or rights of set-off arising in the normal course of trading and the aggregate amount of which is not material; and
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     (ii)  liabilities which are preferred solely by operation of law and not by reason of any Security Interest;

(d) you will not create or permit to exist over any of your assets any Security Interest (other than as permitted under (c)(i) above) unless the benefit of the Security Interest is, upon its creation or arising, extended equally and rateably to our satisfaction to your liabilities under this Letter and so that, in default of such extension, the person entitled to the Security Interest shall (if he had notice of this undertaking) hold the Security Interest pro tanto upon trust for us.

      For the purpose of this Letter, Security Interest means any mortgage, charge, pledge, lien, right of set-off or other security interest whatsoever, howsoever created or arising;

(e) you will send to us as soon as they become available, but in any event within 3 months of the end of your financial periods (which shall not be longer than 15 months without our prior consent, such consent not to be unreasonably withheld or delayed), 2 copies of your audited financial statements which shall contain an income statement and a balance sheet, accurately disclose all your liabilities (actual and contingent), be prepared on a basis consistently applied, be audited and certified without qualification by a firm of independent accountants of recognised international standing and give a true and fair view, and you will promptly supply up with such additional information as we may from time to time reasonably request;

(f) you will carry on and conduct your business in a proper manner;

(g) you will maintain in full force and effect all necessary approvals, permissions and authorisations and will promptly obtain any further approval, permission and authorisation which it may become necessary to obtain from any governmental or administrative authority or organisation to enable you to:

      (i) perform any of the transactions contemplated in, or comply with any of the provisions of, this Letter; and

      (ii) to carry on Permitted Trading in accordance with the Trading Notice, Approved Procedures and the Clearing
            Terms; and

(h) you will notify us forthwith if you become aware of the occurrence of an Event of Default under paragraph 14 or an event which, with the giving of notice and/or the lapse of

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      time and/or the relevant determination would constitute
      such an event and provide us with full details of any steps which you are taking, or are considering taking, in order to remedy or mitigate the effect of such event or otherwise in connection with it.

Default

14.1  If:

(a) you fail to pay any amount due under this Letter on the due date or on demand, if so payable and you fail to demonstrate to our reasonable satisfaction that the reason for such failure is due only to a failure of the money transfer or other system by which payment was intended to be made, and that you gave instructions or order for such payment in good time and such payment is not actually received within 3 Business Days of the due date;

(b) you fail to observe or perform any obligation under this Letter or under any undertaking or arrangement entered into in connection therewith including (without limitation) any security agreement, other than an obligation of the type referred to in paragraph 14.1(a) or 14.1(c) and, in the case of a failure capable of being remedied, we reasonably determine, within 21 days after you became aware of the failure, that it has not been remedied;

(c)   you fail to observe or perform any provision of the Trading
      Notice or any material provision of, the Approved
      Procedures or the Clearing Terms;

(d) any representation, warranty or statement which is made (or acknowledged to have been made) by you in writing in accepting the Facility or which is contained in any certificate, statement, legal opinion or notice provided under or in connection with this Letter proves to be incorrect in any material respect by reference to the circumstances when made;

(e) you transfer or dispose of, or threaten to transfer or dispose of, a substantial part of your assets without our prior consent (such consent not to be unreasonably withheld or delayed);

(f) you change or threaten to change the nature or scope of your business, or suspend or threaten to suspend a substantial part of the present business operations you now conduct directly or indirectly without our prior consent (such consent not to be unreasonably withheld or delayed), or any governmental authority expropriates or threatens to
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      expropriate all or part of your assets and the result of
      any of the foregoing is, in our reasonable opinion, materially and adversely to affect your financial condition or your ability to perform your material obligations under this Letter;

(g) any of your indebtedness for borrowed money becomes due or capable of being declared due before its stated maturity otherwise than by voluntary prepayment, any guarantee or similar obligation of yours is not discharged at maturity or when called or you go into default under, or commit a breach of, any instrument or agreement relating to any such indebtedness, guarantee or other obligation;

(h) an encumbrancer takes possession, or a trustee, receiver, administrator or similar officer is appointed, of any of your assets, or distress or any form of execution is levied or enforced upon or sued out against any such assets;

(i)   you become or are declared insolvent;

(j) you convene a meeting of your creditors or propose to make any arrangement or composition with, or any assignment for the benefit of, your creditors or a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for your winding-up, bankruptcy or dissolution (other than for the purposes of and followed by a reconstruction previously approved in writing by us, unless during or following such reconstruction you become or are declared to be insolvent);

(k) anything analogous to any of the events specified in paragraph (h), (i) or (j) occurs under the laws of any applicable jurisdiction,

then we may, in the case of any of the events mentioned in paragraphs (a), (b), (c), (g), (h), (i), (j) and (k) without notice to you, but in the case of any of the events mentioned in paragraphs (d), (e) and (f), only following notice to you and only if during the period of 14 days thereafter we fail to agree terms satisfactory to us on which the Facility may be continued:

      (i) cancel any part of the Facility undrawn at such time;

     (ii) demand payment in full of all amounts and liabilities due to us from you hereunder;

    (iii) enforce the terms of any and all security agreements;
          and/or

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     (iv)  close out, liquidate or transfer all or any positions, agreements or contracts entered into pursuant to Permitted Trading.

14.2 Immediately upon the occurrence of any of the events specified in paragraphs (a), (b), (c), (g), (h), (i), (j) and (k) of paragraph 14.1 and immediately upon our giving you notice of the occurrence of any of the events specified in paragraphs (d),
(e) and (f) thereof (each such event an Event of Default), you shall cease all Permitted Trading.

Indemnity

15. You will fully indemnify us from and against, on a continuing basis, any expense, loss, damage or liability (as to the amount of which our certificate shall, in the absence of manifest error, be conclusive) which we may incur or suffer as a consequence of or resulting from:

(a)   Permitted Trading; and/or

(b) cancellation and prepayment of the Total Outstandings by the Borrower pursuant to paragraph 16.2; and/or

(c) the occurrence of any Event of Default or any event which, with the giving of notice and/or the lapse of time and/or the relevant determination, would constitute such an Event of Default.

Without prejudice to its generality, the foregoing indemnity shall extend to any interest, fees or other sums whatsoever paid or payable on account of any funds borrowed in order to repay any unpaid amount or to meet any Permitted Trading Obligation and to any loss (including loss of profit), premium, penalty or expense which may be incurred in liquidating or employing deposits from third parties acquired to make, maintain or fund any Advance (or any part of it) or any other amount due or to become due under this Letter.

Prepayment

16.1  If:

(a) at any time any provision of this Letter or of the security agreements is or becomes or is declared or adjudged ineffective; or

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(b)   compliance by the Borrower with any provision of the
      Trading Notice, the Approved Procedures or the Clearing Terms is or becomes unlawful or is a breach or otherwise contrary to any rule or regulation binding upon it,

we may serve a notice of prepayment and cancellation on the Borrower. On the date falling five Business Days after the date of service of the notice:

      (i) the Borrower shall prepay the Total Outstandings, accrued interest and all other amounts and liabilities due to us hereunder; and

     (ii) our commitments hereunder, and the Facility, shall be cancelled.

16.2  If the Borrower wishes to prepay all of the Total
Outstandings (but not part) it may do so by serving a notice of prepayment on the Lender specifying the amount of such prepayment. On the date falling five Business Days after the date of service of the notice:

(a) the Borrower shall prepay the Total Outstandings, accrued interest and all other amount and liabilities due to us hereunder; and

(b) our commitments hereunder, and the Facility, shall be cancelled.

Further Provisions

17.1 In any proceedings relating to this Letter a statement as to any amount due to us which is certified as being correct by one of our officers shall be prima facie evidence that such amount is in fact due and payable.

17.2 If any sum paid or recovered in respect of your liabilities under this Letter is less than the amount then due, we may apply that sum to principal, interest, fees or any other amount due under this Letter in such proportions and order and generally in such manner as we think fit.

17.3 Our rights under this Letter are cumulative, may be exercised as often as we consider appropriate and are in addition to our rights under the general law. Our rights (whether arising under this Letter or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any

                         16
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defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on our part shall in any way preclude us from exercising any such right or constitute a suspension or any variation of any such right.

17.4 Any notice or communication under this Letter shall be in writing and in the English language and shall be delivered personally or sent by post or facsimile to the address given in this Letter or at such other address as may be notified in writing. Proof of posting or despatch of any notice or communication to you shall be deemed to be proof of receipt:

(a) in the case of a letter, three Business Days after having been posted prepaid post;

(b) in the case of a facsimile on the Business Day of despatch provided such facsimile was successfully transmitted before
      6.00 pm (London time) on that day.

17.5 If any of the provisions of this Letter becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Choice of Law/Jurisdiction

18.1 This Letter is governed by, and shall be construed in accordance with, the laws of England.

18.2  You:

(a) and we irrevocably submit to the exclusive jurisdiction of the courts of England; and

(b) shall at all times maintain an agent for service of process in England. Such agent shall be Octagon Analytics Limited of 28 Gilston Road, London SW10 9SS and any writ, judgment or other notice of legal process shall be sufficiently served on you if delivered to such agent at its address for the time being. You undertake not to revoke the authority of the agent and if, for any reason, any such agent no longer serves as your agent to receive service of process, you shall promptly appoint another such agent and advise us thereof.

Yours faithfully

Extra Clearing B.V.

___________________________
                               17
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ACCEPTANCE

We accept the Facility offered in the above Letter and hereby agree all the terms and conditions thereof.

Dated 23 September, 1993

Octagon Investments Limited


By___________________________

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                           APPENDIX 1

                           CERTIFICATE

                (to be given by the Borrower)
                referred to in paragraph 3(b)

To:    Extra Clearing B.V.

I, [name], a Director of Octagon Investments Limited of [address]
(the Company)

HEREBY CERTIFY that:

(a) attached hereto, marked "A", are true and correct copies of all documents which contain or establish or relate to the constitution of the Company;

(b) attached hereto, marked "B", is a true and correct copy of resolutions duly passed at a meeting of the Board of Directors of the Company duly convened and held on _____ _____ ____ 19__ approving the Facility Letter and authorising its acceptance, delivery and performance; and such resolutions have not been amended, modified or revoked and are in full force and effect;

(c) attached hereto, marked "C", are true and correct copies of the acceptance by the agent in England of their appointment as agent of the Company for the purpose of accepting service of process.

The following signatures are the true signatures of the persons who have been authorised to sign the Facility Letter and to give notices and communications under or in connection with the Facility Letter:

Name              Position            Signature






Signed:

Date:

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I, [name], the Secretary of Octagon Investments Limited (the
Company) hereby certify that Mr. [________] is a duly appointed
Director of the Company and that the signature above is his signature.

Signed:

Date:



                                20
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                   APPENDIX 2:  TRADING NOTICE

                       Extra Clearing B.V.

  Trading, Risk and Credit Parameters:  Octagon Trading Limited


TRADING

1. Dealings shall be limited to securities falling with the Approved Guidelines (approved securities).

2. All dealings are to be carried out in those accounts agreed by the parties from time to time and designated by the Lender in accordance with the Approved Procedures.

3. No Permitted Trading (or other transfer or dealings in approved securities) may be undertaken other than with the prior approval of Extra Clearing B.V. (ECBV) which approval shall be given in accordance with the Approved Procedures.

RISK

4. At any time the aggregate estimated potential loss of approved securities must not exceed the Net Liquidated Balance.
The estimated potential loss of an approved security shall be determined by ECBV in its discretion.

5.   For the purposes hereof:

(a) ECBV's certificate of the estimated potential loss of an approved security or of the Net Liquidated Balance shall, in the absence of manifest error, be conclusive.

(b) The Net Liquidated Balance means the aggregate value of approved securities (marked to market or if no market or valuation marked to market is available for such purpose as valued by ECBV on such basis as it shall reasonably determine) at any time minus the Total Outstandings or, if the Account is in credit, plus the Sterling Amount of such credit.

CREDIT

6. The Maximum Amount shall be the (Net Liquidated Balance) multiplied by 10 subject to a maximum (irrespective of the Net
Liquidated Balance) of L15 million.

7. At any time no more than 20 per cent of the Maximum Amount may be represented by approved securities of (or relating to securities of) the same issuer.

                               21
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                EXTRA CLEARING B.V./CLEARING TERMS


SERVICE

1. Pursuant to those terms (and any other agreement made between Extra Clearing B.V. (ECBV) and the party to whom these terms have been supplied (Customer) including, without
limitation, the facility letter dated           1993 (the
Facility Letter)) ECBV shall in its own name but for the account of the Customer conclude with the pertinent bank or broker in a composite match trade advice, and shall open, hold and close relevant securities position of the nature agreed by ECBV and the Customer from time to time (Permitted Trading).

2. ECBV shall provide a Statement of Authority in favour of the Customer with respect to each bank or broker for the purposes of Permitted Trading.

RESTRICTIONS

3. In the event that at any time the volume or nature of the business of the Customer exceeds the level which ECBV in its discretion deems desirable with a view to all circumstances which ECBV deems relevant, including, without limitation, circumstances prevalent on the relevant market(s), the financial position of the Customer and events of force majeure, ECBV shall inform the Customer thereof and shall impose prudent restrictions on opening transactions of the Customer or direct the Customer to conclude closing transactions, or give Customer trading directives and position limits whether of a general nature or specifically, and the Customer shall promptly comply with such restrictions and/or directions.

ACCOUNTS

4.1 Extra Cleaning shall keep the following accounts for the customer:

(a)  Current Account

     In this account (if applicable subdivided in accounts per currency) all readily payable and readily receivable debts between ECBV and Customer will be booked and recorded, such as but not limited to

        . the price of options, futures, underlying values and/or other commodities bought for account of the Customer (including purchases due to exercises);

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        .  the revenue of options, futures, underlying values
           and/or other commodities written or sold for account of the Customer as received by ECBV (including sales due to exercises);

        . dividend and/or interest received by ECBV for account of the Customer;

        . margin provided in cash to Clearing Corporations and/or brokers plus the accrued costs thereof;

        . costs and expenses paid by ECBV for account of the Customer;

        .  fees due by the Customer to ECBV;

        .  interest due by the Customer to ECBV.

The balance of this account is referred to as the Cash Balance.

(b)  Position Account

This account reflects the various positions held for account of the Customer by ECBV on the relevant markets and vis-a-vis third parties, and includes unsettled transactions, margin provided other than in cash, collateral and personal security provided by the Customer to ECBV and non-readily payable rights and obligations between ECBV and Customer.

The value of each position in this Position Account shall be computed by ECBV in accordance with the terms notified to the Customer from time to time, and shall be calculated in [guilders].

The balance of this account further to be referred to as the Net
Position.

4.2 ECBV shall reasonably determine the rate of exchange between currencies, and shall reasonably value underlying values and other commodities receivable by or offered to it in payment or as security, taking into account the current market value thereof, if any. The guidelines currently in force for this purpose will be notified to the Customer from time to time. ECBV will timely inform the Customer of any material change in these guidelines, notwithstanding ECBV's discretion to make such determination/ valuation or to vary the guidelines if it sees fit.

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4.3  ECBV shall make available for collection by the Customer every Business Day, and if so requested shall also send by ordinary mail or facsimile or in a Data Correspondent to the Customer at its address made known to ECBV, a Statement of Account reflecting the current rights and obligations in relation to ECBV.

4.4 Each Business Day the Customer shall check his records against the Statement of Account. If the Customer does not dispute a Statement of Account, sent or made available to him by ECBV, within 24 hours after the same may reasonably be deemed to have been received by him, such Statement of Account shall be binding on the Customer, without prejudice to the Customer's right to show, even after the expiry of said period of 24 hours, that a manifest error was made, provided that the Customer also shows that it was not reasonably in a position to notify ECBV with respect to such error within the above mentioned period of 24 hours, and provided that ECBV is compensated by the Customer for any cost, expense or damage resulting from its late notification.

4.5 The Customer shall pay any Cash Balance due to ECBV as reflected in any Statement of Account, within 24 hours after the relevant Statement of Account has been made available, to the extent that the amount due is not covered by credit extended by ECBV to the Customer in accordance with the terms agreed separately.

FORCE MAJEURE

5.1 In the event either party is prevented by force majeure of a permanent or temporary nature to (further) perform its obligations under this contract, ECBV shall be entitled without being in any way liable in damages or otherwise, to

(a) revoke any or all Statements of Authority in favour of the Customer with immediate effect, and/or

(b) terminate this contract either fully or partially by notice in writing to that effect, without any judicial intervention and without prejudice to ECBV's rights under this contract, and/or

(c)  to suspend the (further) performance under this contract.
     In case of suspension ECBV shall be entitled to declare this contract terminated either fully or partially.

After taking one or more of the aforementioned actions ECBV may immediately take any of the measures described in paragraph 14.1 of the Facility Letter.

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5.2  Events of force majeure shall include all circumstances by which either party is unable, either temporarily or permanently, to fulfil its obligations, such as but not limited to electricity failure, break down/failure of computers or telephones, market disruption or crash, governmental measures, measures of any Clearing Organisation and further all circumstances in which ECBV cannot reasonably be expected (any longer) to perform its obligations to the Customer.

                               25
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                APPENDIX 3:  APPROVED PROCEDURES/
                      APPROVED GUIDELINES

                     APPROVED PROCEDURES


1. Until further notice no transaction in Approved Securities may be entered into by Octagon Investments Limited (Octagon) utilising the Facility and in relation to Permitted Trading other than with the prior approval of Mr. Roelof Veenstra of Extra Clearing B.V. (ECBV). Mr. Veenstra may authorise other employees of ECBV to give such approval from time to time. The names of authorised employees will be notified to Octagon from time to time.

2. Until further notice the only person authorised to seek the approval of ECBV on behalf of Octagon and in relation to the Facility, is Mr. Paul Burdell of Octagon Analytics Limited, Octagon's investment adviser. Octagon and ECBV may agree that additional persons be authorised to act on behalf of Octagon in this respect from time to time.

3. Other than as specifically agreed by ECBV and Octagon approval of ECBV may only be sought during business hours in Amsterdam.

4. Until further notice by ECBV, Octagon may seek authority to trade and ECBV may give approval to trade, orally. Octagon will be entitled to trade immediately following such oral approval. Octagon will comply with the terms of any approval including conditions relating to the time by which a trade must take place, the size of the transaction and other limits.

5. ECBV will give written confirmation of its approval by facsimile no later than close of business on the next business day following the day on which approval was given.


                       APPROVED GUIDELINES

Approved Securities shall be those securities of whatever nature, designated specifically or generally by ECBV from time to time. The only person currently authorised to designate a security as an Approved Security for the purposes of Permitted Trading is Mr. Roelof Veenstra. Mr. Veenstra may authorise other employees of ECBV to make such designation from time to time.

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